Exhibit 3.37

CERTIFICATE OF INCORPORATION

OF

FOSTER WHEELER POWER SYSTEMS, INC.

I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST:  The name of the corporation is
FOSTER WHEELER POWER SYSTEMS, INC.

SECOND:  Its registered office is to be located at 306 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware.  The name of its registered agent at that address is the United States Corporation Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock which the corporation is authorized to issue is one thousand (1,000), all of which are without par value.

FIFTH:  The name and address of the single incorporator are

Thomas G. Hennelly 70 Pine Street, New York, N.Y. 10005

SIXTH:  The By-Laws of the corporation may be made, altered, amended, changed, added to or repealed by the Board of Directors without the assent or vote of the stockholders.  Elections of directors need not be by ballot unless the By-Laws so provide.

SEVENTH:  The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH:  The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, I have hereunto set my hand and seal, the 19th day of September, 1979.

THOMAS G. HENNELLY	(L.S.)
Thomas G. Hennelly